Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate”), and our Amended and Restated Bylaws (our “Bylaws”), each of which has been filed with the Securities and Exchange Commission as an exhibit to this Annual Report on Form 10-K or incorporated by reference therein. The summary below is also qualified by provisions of applicable law.

General

Under our Certificate, we have authority to issue up to 400,000,000 shares of common stock, par value $0.01 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and is listed on the New York Stock Exchange under the symbol “WAT.”

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our Bylaws provide that a nominee for director will be elected by the affirmative vote of a majority of the votes cast with respect to such nominee; however, if the number of nominees exceeds the number of directors to be elected, the directors will be elected by affirmative vote of a plurality of the votes cast.

Dividend Rights

Subject to the rights of holders of any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors (the “Board of Directors”) in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of holders of any outstanding shares of preferred stock, holders of our common stock will share ratably in all assets legally available for distribution to out stockholders in the event of dissolution.

Anti-takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws

Our Certificate and our Bylaws contain certain provisions that may discourage, delay, or prevent a change in our management or control over us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

No Stockholder Action by Written Consent

Our Certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our Certificate and Bylaws provide that a special meeting of our stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors or our President and Chief Executive Officer, or by the Chairman of the Board of Directors, our President and Chief Executive Officer or our Secretary at the request in writing of stockholders holding at least fifty percent (50%) of the number of shares of stock outstanding and entitled to vote at such meeting.

Our Bylaws provide that nominations of persons for election to our Board of Directors and the proposal of any other business to be considered by our stockholders, may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice required by our Bylaws, on the record date for the determination of stockholders entitled to vote at such meeting and at the time of the meeting, (B) is entitled to vote at such meeting and (C) who complies with the notice procedures set forth in our Bylaws, or (c) solely with respect to nominations of persons for election to our Board of Directors, by an Eligible Stockholders (as defined in our Bylaws) whose Stockholder Nominee (as defined in our Bylaws) is included in our proxy materials for the annual meeting pursuant to our Bylaws. In addition to any other applicable requirements, for a nomination to be made or other business to be properly brought before an annual or special meeting by a stockholder pursuant to our Bylaws, such stockholder must give timely notice of any such proposal in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to the Secretary (i) in the case of an annual meeting, not earlier than the close of business on the 120th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the Close of Business on the 120th calendar day prior to the date of such annual meeting and not later than the Close of Business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which we first make public announcement of the date of such meeting; and (ii) in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of an annual or a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Requirements for Removal and Interim Election of Directors

The stockholders may, at any special meeting the notice of which states that it is called for that purpose, remove, with or without cause, any director and fill the vacancy, provided that if any director was elected by the holders of any class of stock voting separately as a class under the provisions of the Certificate, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal was made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by sole remaining director, and any director so elected to fill any such vacancy or newly created directorship will hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

In the case of the resignation of a director, a majority of the directors then in office, including those who have so resigned, will have power to fill such vacancy and the vote will take effect when such resignation becomes effective, and each director so chosen will hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

Amendment to Certificate of Incorporation and Bylaws

Our Bylaws may be amended or repealed, or new bylaws may be adopted, by our Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board of Directors, provided, in the case of any special meeting at which all of the members of the Board of Directors are not present, that the notice of such meeting shall have stated that the amendment of the Bylaws was one of the purposes of the meeting. Our Bylaws may be altered, amended or repealed and other bylaws may be adopted by the holders of a majority of the total outstanding stock of the Corporation entitled to vote at any annual meeting or special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

Any provision of our Certificate may be amended or repealed from time to time and at any time in the manner prescribed by the laws of the state of Delaware. The Delaware General Corporation Law (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, our Bylaws require that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees or agents to us or to our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (c) any action asserting a claim against us or any of our directors or other employees arising pursuant to any provision of the DGCL or our Certificate or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of our Certificate or Bylaws, (e) any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine, or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Such exclusive forum provision shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended, or the Exchange Act. Further, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors or officers. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers, employees or agents.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. Our Board of Directors may issue shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the share of each such series, and any qualifications limitations, or restrictions thereof. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could make more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.